Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-120141) on Form S-8 of Cytomedix, Inc. of our report dated February 23, 2007 (except as to the fifth paragraph of our report and Notes 2, 3, 11, 12, 13 and 14, which are as of November 13, 2007), with respect to the balance sheets of Cytomedix, Inc. as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated February 23, 2007 on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which appear on pages 23 and 55 in this 2006 annual report on Form 10-K, as amended, on Form 10-K/A for the year ended December 31, 2006.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois
November 14, 2007